Exhibit 10.2
PERSONAL & CONFIDENTIAL
October 5, 2007
Gerhard Watzinger
Re: Offer of Employment
Dear Gerhard:
Contingent upon the closing of the transactions contemplated by that certain Share Purchase Agreement, dated on or about the date hereof among McAfee, Inc. (or, the “Company”) and SafeBoot, among other parties (as amended from time to time, the “Purchase Agreement”), I am pleased to offer you a position at McAfee, Inc. as Senior Vice President and General Manager of the Data Protection Business Unit reporting to me beginning the first business day after the Closing Date (as such term is defined in the Purchase Agreement, the “Closing Date”). If you decide to join us, your base salary will be $250,000 which will be paid semimonthly in the amount of $10,416.66, less applicable withholdings. This is an exempt position. Additionally, you will be eligible to participate in McAfee, Inc.’s Bonus Plan at an annual target bonus of $400,000 which will be pro rated in your first year. You will receive more specific information on this plan after you have started employment with the Company.
McAfee, Inc. requires that job candidates provide certain information on their employment application and other documents so McAfee, Inc. can undertake appropriate investigations regarding the backgrounds of all job candidates. A candidate must successfully complete the background investigation to be eligible for employment with McAfee, Inc. The Company considers background information and investigation results when making hiring decisions. Therefore, all employment offers are contingent upon the successful completion of the background investigation.
If you choose to accept this offer, your employment with McAfee, Inc. will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. McAfee, Inc. will have a similar right and may conclude its employment relationship with you at any time, with or without cause. Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment.
In the event your “at-will” employment by McAfee, Inc. is terminated for any reason, you will be entitled to receive payment for all accrued pay and allowances, as well as payment for the value of all accrued but unused vacation time as set out on the books of the Company, less all appropriate withholdings. You may also be entitled to severance benefits as set out below under the circumstances described hereinafter. Neither you nor your estate will be entitled to the severance benefits described hereinafter in the event of your death or total disability, neither of which is considered to constitute a resignation for Good Reason.
Should you be terminated as a result of a Resignation for Good Reason, which is defined as the occurrence of any of the following, without your consent: (i) a reduction of your Base Salary below the amount set forth in this offer letter agreement or as increased during the course of your employment with the Company; (ii) a reduction in your Target Bonus below the amount set forth in this offer letter agreement or as increased during the course of your employment with the Company, or a material reduction in the aggregate benefits provided in this offer letter agreement; (iii) any material reduction in your title, (iv) a material reduction in your duties or responsibilities, or (v) requiring you to relocate to a location more than thirty-five (35) miles from your then current office location, provided, however, that Good Reason shall not exist unless you have provided the Company with written notice of the purported grounds for such Good Reason and such purported grounds, after good faith negotiations, are not cured within thirty (30) days of the Company’s receipt of such written notice, then as consideration for your execution of a Release of Claims and compliance with SOX certification requirements in form and with substance provided by McAfee in its absolute discretion, you will be eligible to receive all severance benefits listed below, less appropriate withholdings.
Additionally, except for a termination for cause or a termination resulting from our inability to obtain a clear background investigation, you will be eligible for the severance benefits listed below. A termination for cause means a termination of an executive’s employment by the Company based upon a good faith determination by the Board of Directors or its designee, that one of the following has occurred.
(A)	Executive’s commission of a material act of fraud with respect to the Company in connection with executive carrying out his responsibilities as an employee;

(B)	Any intentional refusal or willful failure to carry out the reasonable instructions of the Chief Executive Officer or the Board of Directors

(C)	Executive’s conviction of, or plea of nolo contendere to, a misdemeanor crime of moral turpitude or to any felony; or

(D)	Executive’s gross misconduct in connection with the performance of his duties
Severance Benefits:
1.	a sum equivalent to six (6) months of base salary and,

2.	any prorated bonus for the current year to which you are otherwise entitled, and

3.	if you are then covered by the Company health care plan, the equivalent of six (6) months cost of pre-tax COBRA coverage
Please note further that in the event you receive less than your full bonus payout for performance reasons either of you or of the Company, this does not create a condition qualifying as resignation for Good Reason.
It is not the intention for any payment under this Agreement to create or constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986 (as amended). Should it be reasonably determined that any payment hereunder falls within the purview of Section 409A thus subjecting you to additional tax liability, the Company shall be entitled on written request by you, to defer such payment until the expiry of six months following the date of termination of employment. If such payment is deferred as provided for herein, upon conclusion of the period of deferral, such amounts shall be paid in a lump sum, less all appropriate withholdings.

During the term of your employment with the Company and for a period of 12 months immediately thereafter, you will not solicit, encourage, or cause others to solicit or encourage any employee, officer or consultant of the Company or any of its affiliates (i) with whom you have had dealings during the course of your employment with the Company and (ii) who is employed by the Company or any of its affiliates, at the date of termination of your employment or was so employed during the 12 months immediately prior to the termination of your employment to terminate his or her employment with the Company or any of its affiliates.
During the term of your employment with the Company and for a period of 12 months immediately thereafter, you will not solicit business from or deal with any person, undertaking, firm or company which, at the date of termination of your employment or at any time during the 12 months prior to termination was a customer, client or supplier of the Company or any of its affiliates and with whom you had material dealings or were involved during the period of 12 months immediately prior to termination.
During the term of your employment with the Company and for a period of 12 months immediately following the termination of your employment you will not, whether on your own behalf or in conjunction with or on behalf of any other person or organization (and whether as an employee, agent, director, consultant or in any other capacity) in competition with the Company or any of its affiliates, directly or indirectly, (i) be employed or engaged in, (ii) perform services in respect of, or (iii) otherwise be concerned with the development or provision of any product or services which are of the same or similar type to any products or services provided by the Company or any of its affiliates during the 12 months immediately preceding the termination of your employment and with which you were personally concerned or otherwise responsible for during the term of your employment.
For purposes of federal immigration law, you will be required to provide to McAfee, Inc. documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with McAfee, Inc., or our employment relationship with you may be terminated.
As a condition of your employment, you will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement, McAfee, Inc.’s Insider Trading Policy, and its Drug Free Workplace Policy.
This letter, along with any agreements relating to proprietary rights between you and McAfee, Inc., set forth the terms of your employment with McAfee, Inc. and supersede any prior representations or agreements, whether written or oral. This letter, including but not limited to its at-will employment provision, may not be modified or amended except by writing signed by McAfee, Inc.
In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and McAfee, Inc. (“we”) agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the Judicial Arbitration & Mediation Services (“JAMS”) in California or the state you work in, and we hereby expressly agree to (i) to waive any and all rights to have such disputes tried by a court or jury, but all court remedies will be available in arbitration, (ii) any and all disputes between you and McAfee, Inc. shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) McAfee, Inc. will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. Notwithstanding the foregoing, we agree that either of us may also petition a court of law for injunctive relief, pursuant to California Code of Civil Procedure §1281.8, regarding any dispute or claims relating to or arising out of the misuse or misappropriation of your or McAfee, Inc.’s proprietary information or trade secrets.
To indicate your acceptance of McAfee, Inc. offer, please sign, date and return this letter to Sarah Jackson via fax at (972) 987-2055 or US mail to 5000 Headquarters Drive, Plano TX 75024.
If you do accept employment with McAfee, Inc., it is very important that you submit your new hire documentation within 1 day of your start date. McAfee, Inc. needs the following: 1) I-9 Form, 2) W-4 Form, 3) Employment Application, 4) Emergency Contact, 5) Direct Deposit information, and 6) an original signed offer letter to enter you into the McAfee, Inc. payroll. Additionally, on your first day of employment, please contact your HR Manager; you can refer to the list of managers in the new hire packet.
Gerhard, we look forward to working with you at McAfee, Inc. If you have any questions regarding any points in this letter please contact me. Welcome aboard!
Sincerely,
Dave DeWalt
President and CEO
I accept the terms of this letter and agree to keep the terms of this letter confidential. I agree to start work for McAfee, Inc. on 9:00 a.m. on the first business day after the Closing Date.

Oct 6th, 2007

Signature of Gerhard Watzinger	Date

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